Exhibit 10.2

March 29, 2022

Mr. Sammy Aaron

G-III Apparel Group, Ltd.

512 Seventh Avenue

New York, New York 10018

Dear Mr. Aaron:

This letter agreement, when executed by you, shall constitute an amendment to the Employment Agreement (the “Agreement”), dated July 11, 2005, as amended, between G-III Apparel Group, Ltd. (the “Company”) and you.

Your annual cash bonus for the Company’s fiscal year ended January 31, 2022 (“fiscal 2022”), as determined in accordance with the provisions of Section 3(b) of the Agreement, would be $11,207,333 (the “fiscal 2022 bonus”). The Company and you agree that, in lieu of your receiving the entire fiscal 2022 bonus in cash, the fiscal 2022 bonus will be paid as follow and subject to the provisions of this letter agreement.

1. The amount of the fiscal 2022 bonus paid in cash shall be capped at $7,250,000.

2. You shall receive 152,235 shares (the “Shares”) of the Company’s common stock pursuant to a stock award under the Company’s 2015 Long-Term Incentive Plan, as amended (the “Plan”) in lieu of the payment to you in cash of the fiscal 2022 bonus owed to you in excess of $7,250,000.

3. Prior to issuance of the Shares, you shall be required to pay, or make adequate arrangements satisfactory to the Company for the payment of, all applicable tax withholding obligations. Pursuant to the authorization of the Company’s Compensation Committee, you may satisfy any such tax withholding obligations with Shares and/or with previously-owned shares of the Company’s common stock held by you. The amount of your tax withholding obligation that is satisfied in shares of the Company’s common stock, if any, shall be based upon the Fair Market Value (as such term is defined in the Plan) of such shares on the date such shares are delivered or withheld.

4. You agree that you will not, during the period (the “restriction period”) commencing on the date of this Agreement and ending on the first anniversary of such date (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or

G-III Apparel Group Ltd. 512 Seventh Avenue New York, New York 10018 P.212.403.0500 • F.212.403.0551

indirectly, any Shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Shares, in cash or otherwise. The foregoing sentence shall not apply to the net settlement of Shares to pay taxes related to the issuance of Shares. The restrictions contained in the first sentence of this paragraph shall no longer apply if a Change in Control (as such term is defined in the Plan) occurs or upon your death or disability. You also agree and consent to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Shares unless such transfer is in compliance with the foregoing provisions or occurs after the end of the restriction period.

This Letter Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission, or in “PDF” format circulated by electronic means, shall be deemed to be an original signature hereto.

Except as modified herein, all terms and provisions of the Agreement continue in full force and effect. If the foregoing accurately sets forth our agreement, please execute this letter and return it to the undersigned.

Very truly yours,

G-III APPAREL GROUP, LTD.

By:	/s/ Neal S. Nackman
Name:	Neal S. Nackman
Title:	Chief Financial Officer

Accepted and agreed to:

/s/ Sammy Aaron
Sammy Aaron

G-III Apparel Group Ltd. 512 Seventh Avenue New York, New York 10018 P.212.403.0500 • F.212.403.0551